SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Amber Road, Inc.

(Name of Registrant as Specified In Its Charter)

Altai Capital Management, L.P.

Altai Capital Osprey, LLC

Rishi Bajaj

Marshall A. Heinberg

James F. Watson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION – DATED MARCH 26, 2019

AMBER ROAD, INC.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

__________________________

PROXY STATEMENT

OF

Altai Capital Management, L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Altai Capital Management, L.P. (“Altai Capital”) and certain of its affiliates (as identified on Annex I, the “Altai Group”, “we,” “our” or “us”), and the nominees named in Proposal 1 (the “Nominees” and, together with the Altai Group, the “Participants”) in connection with the solicitation of proxies from the stockholders of Amber Road, Inc., a Delaware corporation (“Amber Road” or the “Company”).

We believe that the Company has repeatedly failed to meet financial and operational targets established by its board of directors (the “Board”) and communicated by management to stockholders. The Board has taken no apparent action to hold management accountable for their failures. We also believe that the Board is not properly considering its fiduciary duties when it comes to evaluating proposals and strategic alternatives presented to it. We are therefore seeking your support at the upcoming 2019 annual meeting of stockholders (the “Annual Meeting”), to be held on [               ], 2019 at [     ] [A.M./P.M.] local time, at [               ] for the following purposes (each, a “Proposal” and, collectively, the “Proposals”):

Proposal		Our Recommendation

1.	To elect the Altai Group’s slate of two director nominees — Marshall A. Heinberg and James F. Watson (collectively, the “Nominees”) — and the Company’s nominee for election at the Annual Meeting other than Rudy Howard and Andre G.F. Toet (the “Excluded Company Nominees”), each for a three-year term of office expiring at the 2022 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR ALL of the Nominees and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019.	FOR

To transact any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board is currently composed of five directors divided into three classes pursuant to a classified structure. On March 21, 2019, the Board expanded the size of the Board from five to seven directors, effective as of the date of the Annual Meeting. The term of one Class II director expires at the Annual Meeting and, according to the Company’s Proxy Statement (as defined below) there will be three directors elected at the Annual Meeting to serve for a three-year term. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect the two Nominees named herein and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees to serve as directors, who if all elected would constitute a minority of the Board.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”) as [          ], 2019. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were [          ] shares of common stock, par value $0.001 per share (“Common Stock”), outstanding according to the Company’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2019 (the “Company’s Proxy Statement”). As of March 25, 2019, the Participants beneficially owned 2,484,918 shares of Common Stock in the aggregate, as further described in Annex I.

We urge you to sign, date and return the GOLD proxy card “FOR ALL” of the Nominees to the Board and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees and “FOR” Proposal 2.

This Proxy Statement and GOLD proxy card are first being mailed or given to the Company’s stockholders on or about [          ], 2019.

This proxy solicitation is being made by the Altai Group and the Nominees, and not on behalf of the Board or management of the Company or any other third party.  We are not aware of any other matters to be brought before the Annual Meeting other than as described herein.  Should other matters be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the Questions and Answers section.

For instructions on how to vote and other information about the proxy materials, see the Questions and Answers section starting on page [10].

We urge you to promptly sign, date and return your GOLD proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC (“Okapi”), toll free at (855) 208-8902 or collect at (212) 297-0720.

BACKGROUND OF THIS PROXY SOLICITATION

Altai Capital initially invested in the Company in November 2017 because we believe its shares are undervalued and represent an attractive, long-term opportunity.

On February 12, 2018, E2open, LLC (“E2open”), a supply chain management software company, disclosed that it had submitted a proposal to the Company’s Board to acquire all outstanding shares of the Company’s Common Stock (that E2open did not already own) for $10.50 per share in cash (the “Proposal”). The Proposal’s transaction price represented a 52% premium to the closing price of shares of Common Stock on the business day immediately preceding the Proposal. Notably, the Proposal offered cash, with no financing contingencies, and was made by a reputable and extremely well-funded party.

Later on February 12, 2018, the Company issued a press release rejecting the Proposal. In the Company’s February 12 press release, Barry Williams, Chairman of the Board, was quoted as saying that the Board “routinely evaluate[s] strategic options to maximize value for our stockholders, and [the Board] remain[s] committed to considering any credible strategic alternative that would help achieve this objective. While [the Board] welcome[s] constructive input from all parties that share this goal, the unsolicited offer advanced by E2open is not in the best interests of the Company and its stockholders.” No indication was provided in the Company’s February 12 press release as to what strategic options were under consideration, if any, nor was any explanation provided as to why E2open’s offer was not in the best interests of the Company and its stockholders.

On March 12, 2018, Altai Capital filed a Schedule 13D disclosing a 5.83% position in the Company.

On March 15, 2018, E2open announced it sent a second letter to the Board, affirming its Proposal on the same terms and conditions and expressing a willingness to engage in discussions regarding a potential combination of E2open and the Company. The letter stated that the Proposal would expire on March 30, 2018.

On March 23, 2018, Altai Capital conducted a call with the Company’s Chief Executive Officer, James Preuninger, the Chief Financial Officer, Thomas Conway, and ICR Managing Director, Staci Mortenson. During the call, Altai Capital asked the Company to immediately engage financial advisors to evaluate the Proposal as well as other potential strategic alternatives to maximize value for stockholders.

On March 28, 2018, Altai Capital submitted a letter addressed to the Board and Mr. Preuninger reiterating its request that the Board seriously consider the Proposal and immediately retain financial advisors to assist with evaluating the opportunity at hand. Despite Altai Capital’s request there is no evidence that the Board meaningfully engaged with E2open or seriously considered the Proposal.

On March 30, 2018, E2open’s Proposal expired on its terms, and E2open issued a statement expressing disappointment with the Board’s lack of engagement in connection with the Proposal. E2open wrote, “Despite our repeated outreach, Amber Road’s Board has refused to engage in any dialogue with E2open to discuss a potential transaction.” Accordingly, based on the public record, it appeared that the Board had rejected the Proposal on the day it was announced and then had refused to engage with E2open after it renewed the Proposal notwithstanding E2open’s “repeated outreach” and Altai Capital’s pleas that the Board take action.

On April 25, 2018, Altai Capital filed a Schedule 13D amendment disclosing an increase to an 8.38% position in the Company.

On May 11, 2018, Altai Capital had a call with the Company’s management team, including Mr. Preuninger and Mr. Conway, and came away concerned that the Board may not have properly exercised its fiduciary duties in connection with responding to the Proposal. On the call, Altai Capital informed the Company representatives that it has a minimal stake in E2open, but that its sole goal is to see value maximized for all stockholders of Amber Road.

On November 8, 2018, Amber Road reported earnings for the third quarter of 2018. After already lowering the top end of its 2018 full year revenue guidance in its second quarter 2018 earnings release, the Company lowered the top end of its revenue guidance again for the second time that year.

On November 15, 2018, Mr. Preuninger and Mr. Conway began aggressively selling Amber Road shares in the open market. By November 28, 2018, Mr. Preuninger and Mr. Conway had sold 103,123 Amber Road shares—over 9% of the total share volume over the period—at prices ranging from $8.65 to $9.03—well below the price that E2open had offered. Those sales sent, in our opinion, a strong message that management does not believe that Amber Road’s value will exceed the Proposal’s $10.50 offer price, which is particularly disturbing because, just months earlier, Mr. Preuninger, in his capacity as a director, had summarily rejected the Proposal.

On December 17, 2018, Altai Capital sent a letter to the Board (the “December 17 Letter”) that, among other things, called attention to what we saw as the Board’s failure to serve the stockholders’ best interests when it dismissed the Proposal out of hand and failed to engage with E2open following its March 15, 2018 renewal of the Proposal. Altai Capital stressed that despite a minimal stake in E2open, it is focused solely on realizing maximum value for Amber Road’s stockholders and is indifferent as to whether Amber Road consummates a transaction with E2open or any other credible interested party. The December 17 Letter also highlighted management’s behavior of subsequently selling their Amber Road shares at prices below the Proposal’s $10.50 offer price after having refused to engage with E2open regarding the Proposal.

On January 4, 2019, Altai Capital Osprey, LLC (“Altai Osprey”), an affiliate of Altai Capital, submitted to the Company a demand to inspect certain books and records of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “220 Demand Letter”). Specifically, Altai Osprey requested that Amber Road provide it with all information and materials regarding the Board’s consideration of the Proposal and its conclusion to reject it.

On January 11, 2019, Amber Road provided a response to the 220 Demand Letter (the “220 Demand Response”) in which it denied Altai Osprey’s demand. Nonetheless, in the 220 Demand Response, Amber Road confirmed that while considering and rejecting the Proposal, the Board determined that “it was not necessary to formally retain financial advisors for the purpose of assisting the Board in making this decision.” The 220 Demand Response also confirmed that the Company “was not soliciting offers” and therefore did not attempt to reach out to other interested parties in order to obtain a higher price.

On January 18, 2019, Altai Osprey submitted to the Company a formal notice of its intent to nominate Marshall A. Heinberg and James F. Watson (our Nominees) for election to the Board at the Annual Meeting.

On February 4, 2019, Rishi Bajaj reached out to Mr. Preuninger to request an in-person meeting or, alternatively, a discussion via teleconference.

On February 22, 2019, Mr. Bajaj met with Mr. Preuninger, Mr. Conway and director Ralph Faison at Amber Road’s headquarters in East Rutherford, New Jersey. Mr. Bajaj hoped to have a discussion around a possible settlement that would avoid a contested stockholder vote at the Annual Meeting. Mr. Bajaj communicated that Altai Capital may be amenable to working with the Board on the selection of mutually agreed upon director candidates and the formation of a strategic alternatives committee (the “Strategic Alternatives Committee”) of the Board that would conduct a robust exploration of value-maximizing opportunities (the “Settlement Framework”).

In the weeks following the February 22 meeting, Altai Capital’s counsel showed a willingness to engage with the Company’s counsel in discussions premised on developing the Settlement Framework. The Company’s counsel advised that the Board would not create the Strategic Alternatives Committee.

On March 12, 2019, Altai Capital requested a list of the Company’s stockholders.

On March 17, 2019, the Company’s counsel delivered a term sheet for a cooperation framework, which asked Altai Capital to commit to standstill restrictions and a support arrangement for three years in exchange for supporting the Board’s decision to nominate two independent directors for election at the Annual Meeting. The Company’s cooperation framework bore no resemblance to the Settlement Framework as (1) none of the Altai Group’s Nominees would have been appointed to the Board; the two nominees were unilaterally selected by the Company; and (2) Amber Road, again, rejected Altai Capital’s request that the Board form the Strategic Alternatives Committee by not addressing it in the term sheet.

On March 26, 2019, Altai Capital filed its preliminary proxy statement in connection with the Annual Meeting.

REASONS FOR THIS SOLICITATION

As of the date of this Proxy Statement, Altai Capital is the Company’s second largest beneficial owner. Given the Company’s disappointing results since its initial public offering (“IPO”), we have a keen interest in helping the Company address the challenges it is facing, which include:

Poor Operational Execution. As a consequence of poor operational execution relative to both investor expectations and management projections, Amber Road’s share price has dramatically underperformed its relevant market indices. As of March 25, 2019, Amber Road’s shares trade for nearly 50% less than the Company’s closing price on the day of its IPO.1 We believe the Company needs to address the factors contributing to this consistent underperformance.

Underfunded and Lacking Both Scale and Profitability. We strongly believe that Amber Road’s lack of profitability, narrow funding options, and imminent debt maturities will continue to leave Amber Road bereft of the capital necessary to reach a level of scale critical for a meaningfully higher valuation. Without significantly higher growth, we believe Amber Road will remain subscale and fail to deliver the profitability generated by its larger peers. Therefore, we believe an improved Board should evaluate all strategic options to maximize value for stockholders.

Outsized Executive Compensation. From 2014 to 2018, according to the summary compensation tables appearing in the Company’s proxy statements, Mr. Preuninger has earned more than $11 million in cumulative compensation. We strongly believe that paying the CEO of a subscale public software company this extraordinary level of compensation (over 3% of cumulative revenue), under almost all circumstances, is too difficult to justify. When we consider Mr. Preuninger’s compensation in light of the fact that stockholders have lost nearly 50% of the value of their shares compared to the closing price on the day of its IPO, our frustration with the Board and its stewardship of the Company only grows. Regardless of whether the Board believes selling the Company is the right decision for stockholders, we strongly believe that the Board must re-align executive compensation to better match performance with pay.

* * *

Adding the Altai Group’s Nominees to the Board Will Help the Company Address These Challenges

The Altai Group believes that Marshall Heinberg and James Watson have significant expertise and a track record of working successfully with management teams and boards. We feel strongly that our Nominees will help drive the growth and profitability improvements that Amber Road needs to overcome the challenges constraining its valuation. Furthermore, because we believe that many of these challenges relate to the Company’s organizational structure and culture, which can be highly resistant to change, it is the Altai Group’s view that the addition of two motivated, fully independent directors with relevant experience would be a valuable resource for overcoming the root causes of these challenges. We are confident that the addition of Messrs. Heinberg and Watson will improve oversight of management performance and will inject fresh perspective in the boardroom regarding opportunities to maximize value for stockholders.

1 Amber Road announced the pricing of its IPO on March 20, 2014 at $13.00 per share. The shares began trading on the New York Stock Exchange the next day, March 21, 2014, and closed at $17.00 per share. On March 25, 2019, the Company’s shares closed at $8.63.

PROPOSAL 1: ELECTION OF DIRECTORS

According to public information, the Board currently consists of five directors—and will consist of seven directors following the Annual Meeting—divided into three classes pursuant to a classified structure. According to the Company’s Proxy Statement there will be three Class II directors up for election at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our two Nominees, each of whom is independent of the Company. We are “rounding out” our slate of two Nominees by permitting stockholders to also vote for the Company’s nominee for election at the Annual Meeting, other than the Excluded Company Nominees by voting on the GOLD proxy card. Even if both of the Nominees are elected, the Nominees will represent a minority of the members of the Board, and therefore there can be no assurance that they can implement the actions that they believe are necessary to enhance stockholder value.

If successful in our proxy solicitation, the Board will be composed of our two Nominees—Marshall A. Heinberg and James F. Watson—, the Company’s nominee Kenneth H. Traub and the incumbent directors Pamela Craven, Barry Williams, James Preuninger and Ralph Faison. If elected, each of the Nominees will serve three-year terms until the expiration of such term at the third annual meeting of stockholders subsequent to their election and until their successors have been duly elected and qualified. There is no assurance that any incumbent director will serve as a director if one or more of the Nominees are elected to the Board. Although we are not aware of any plans to fill any vacancies on the Board as a result of the election of the Nominees, the Board (including any of the Nominees that are elected) may fill any vacancies that may exist on the Board following the conclusion of the Annual Meeting.

We are soliciting proxies to elect the two Nominees listed herein along with the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees. Stockholders who return the GOLD proxy card will only be able to vote for the two Nominees listed on the card and the Company’s nominee for election other than the Excluded Company Nominees. You can only vote for all of the Company’s director nominees by signing and returning the white proxy card provided by the Company, by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting or by voting via the internet or toll-free telephone number provided in the Company’s proxy statement. You should refer to the Company’s Proxy Statement for the names, background, qualifications and other information concerning the Company’s director nominees.

Nominees:

MARSHALL A. HEINBERG
Age; Address	61; 575 Lexington Avenue, 28th Floor, New York, NY 10022
Occupation	Managing Director of MAH Associates, LLC
Experience

Mr. Marshall A. Heinberg is the Managing Director of MAH Associates, LLC, a provider of strategic advisory and consulting services, a position he has held since July 2012. Mr. Heinberg also serves as a Senior Advisor to Burford Capital Ltd., a leading publicly traded litigation finance company, a role he has held since July 2015. Mr. Heinberg began his investment banking career in 1987 in the Corporate Finance Division of Oppenheimer & Co, Inc., which was acquired by Canadian Imperial Bank of Commerce (CIBC) in 1997. Mr. Heinberg served as Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer & Co. Inc. from 2008 until 2012, and as the U.S. Head of Investment Banking at CIBC World Markets from 2001 until 2008. Prior to joining Oppenheimer, Mr. Heinberg practiced corporate law for approximately four years.

Mr. Heinberg has served as a director of Galmed Pharmaceuticals Ltd. (Nasdaq: GLMD), a clinical-stage biopharmaceutical company since October 2018. Mr. Heinberg has served as a director of Ecology and Environment, Inc. (NasdaqGM: EEI), an environmental consulting firm, since April 2017 and has been the Executive Chairman of the Board of Directors since September 2018. Mr Heinberg has also been a director of Universal Biosensors (ASX: UBI), an Australian-based medical diagnostics company, since January 2010. Previously, Mr. Heinberg served as a director of National Financial Partners Corp., a business that provided advisory and brokerage services to corporate and high net worth individual clients in the United States and Canada, from May 2012 until the company was acquired by Madison Dearborn in July 2013. In connection with the acquisition by Madison Dearborn, Mr. Heinberg served as the Chairman of the Special Committee.

Mr. Heinberg has a B.S. in economics from the Wharton School at the University of Pennsylvania and a J.D. from Fordham Law School.

Service on Other Boards	Galmed Pharmaceuticals Ltd. (2018 – Present); Ecology and Environment, Inc. (2017 – Present); Universal Biosensors (2010 – Present)

Skills & Qualifications	Mr. Heinberg’s qualifications to serve as a director include his experience with M&A and financing transactions, insight into the global capital markets and track record of leadership in the boardroom. In addition to the above qualifications, Mr. Heinberg has extensive experience advising companies in the technology, industrial growth, environmental, life sciences and telecommunications sectors.

James f. watson
Age; Address	71; 2181 Greenwich St, San Francisco, CA 94123
Occupation	Managing Director of Presidio Partners
Experience

Mr. James Watson is the Managing Director of Presidio Partners (known as CMEA Capital until 2014), a San Francisco venture capital and private equity firm. Mr. Watson has worked at Presidio Partners since 2001, when he joined as a General Partner, and has been involved in investments in over 60 companies during that tenure. Beginning in 1996, Mr. Watson became an investor in technology startups in Silicon Valley. In conjunction with his startup investing, he has mentored CEOs, served as a Director of several private companies and worked as a consultant or advisor to several companies. In 1976, Mr. Watson founded Skyway Freight Systems, a high technology services company specializing in inventory control and logistics. Mr. Watson served as Skyway’s Founder and President until Skyway was acquired by Union Pacific Corporation in 1995. In 1993, Mr. Watson was recognized as one of Inc. Magazine’s Entrepreneurs of the Year for his role in driving Skyway’s fast growth. In 1976, Mr. Watson lead a turnaround of Jet Air Freight, a public logistics company, as a member of the executive team. He successfully brought the company out of bankruptcy and executed a sale in less than a year with very favorable results for the creditors and shareholders. From 1974 to 1976, Mr. Watson worked for the national sales organization at IBM and was an annual member of the IBM President’s Club. He has completed over 20 transactions in many companies such as Apriso and Odyssey Logistics and Technology. Mr. Watson provided assistance and guidance as Board member of Odyssey Logistics and Technology (“Odyssey”). He joined the Board of Odyssey in 2003 after Presidio made an initial investment in the company. At the time, Odyssey generated approximately $1M of net revenue. Over the following fourteen years Odyssey grew to a revenue of approximately of $625M in 2017. In 2017, Mr. Watson was instrumental in selling Odyssey to the Jordan Company.

Mr. Watson graduated from the U.S. Naval Academy with a Bachelor of Science degree and served five years as a Navy pilot.

Service on Other Boards	N/A
Skills & Qualifications	Mr. Watson’s qualifications to serve as a director include his extensive experience as an executive, director, entrepreneur and investor in the technology sector. For the foregoing reasons and because Mr. Watson has an impressive track record of company building and transactional experience, Mr. Watson is well qualified to serve as a director of the Company.

We urge stockholders to vote FOR ALL of the Nominees and the and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees on the GOLD proxy card.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. We believe that, if elected, each of the Nominees will be considered an independent director of the Company under (i) the Company’s Corporate Governance Guidelines for classification as an Independent Director, as adopted June 15, 2013 and revised February 7, 2017; (ii) Section 303A of the New York Stock Exchange’s Listed Company Rules (the “NYSE Rules”); and (iii) paragraph (a)(1) of Item 407 of Regulation S-K. Under the NYSE Rules, however, a final determination as to the independence of the Nominees will not be made until after their election and appointment to the Board.

We refer stockholders to the Company’s Proxy Statement for the biographies and other important information regarding those members of the Board in the classes of directors that are not up for election at the Annual Meeting.

Each of the Nominees has entered into a nominee agreement pursuant to which Altai Capital has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the Board and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from Altai Capital or its affiliates for their services as directors of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors.

Each of the Nominees has agreed to being named as a Nominee in this proxy statement and has confirmed his or her willingness to serve on the Board if elected. The Altai Group does not expect that any of the Nominees will be unable to stand for election, but, in the event that a Nominee is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by the Altai Group.  If the Altai Group determines to add or substitute nominees, whether because the Company expands the size of the Board subsequent to the date of this Proxy Statement or for any other reason, it will file an amended proxy statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and includes biographical and other information about such nominees required by the rules of the SEC.

Vote Required.

According to the Company’s Proxy Statement, vote by a plurality of the shares present in person (including by remote communication, if applicable) or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors (meaning that the three director nominees who receive the highest number of shares voted “FOR” their election by the common stockholders will be elected to the Board). Abstentions will have no effect on the outcome of Proposal 1. Broker non-votes will not be treated as votes cast (and therefore will have no effect on Proposal 1).

We urge you to sign and return our GOLD proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi, toll free at (855) 208-8902 or collect at (212) 297-0720.

We Recommend a Vote FOR ALL of the Nominees and the Company’s nominee for election at the Annual Meeting other than Excluded Company Nominees on the GOLD proxy card.

PROPOSAL 2: RATIFICATION OF THE COMPANY’S SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Company’s Proxy Statement states that the Board has determined that it is desirable to request the approval of the appointment of its independent registered public accounting firm by the stockholders of the Company. The Company’s Proxy Statement indicates that the Audit Committee of the Board has appointed KPMG (“KPMG”) as the Company’s independent registered public accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2019. KPMG has audited the financial statements of the Company since 2003.

The Company’s Proxy Statement states that if stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG, and may decide to retain the firm notwithstanding the vote. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company or its stockholders.

Vote Required.

The Company’s Proxy Statement will state that the approval of Proposal 2 requires the affirmative vote of a majority of all of the votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote and therefore will count as votes against Proposal 2. Broker non-votes will not be counted as votes present and entitled to vote and therefore will not be counted in determining the outcome of this Proposal 2.

We Recommend a Vote FOR Proposal 2 on the GOLD proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

Only holders of Common Stock at the close of business on the Record Date, [          ], 2019, are entitled to notice of and to vote at the Annual Meeting. Stockholders who sold shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights).  The Company’s Proxy Statement states that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

How do I vote my shares?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote in favor of the election of the Nominees. Please follow the instructions to vote provided on the enclosed GOLD proxy card. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by emailing them to info@okapipartners.com or mailing them to Altai Capital Management, L.P., c/o Okapi Partners LLC, 1212 Avenue of the Americas, New York, New York 10036, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Note: Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, “FOR ALL” of the Nominees listed in Proposal 1 and the Company’s nominee other than the Excluded Nominees and “FOR” Proposal 2.

How should I vote on each proposal?

The Altai Group recommends that you vote your shares on the GOLD proxy card as follows:

“FOR ALL” of the Nominees standing for election to the Board named in this Proxy Statement and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees (Proposal 1); and

“FOR” the ratification of the Company’s selection of independent registered public accounting firm (Proposal 2).

How many shares must be present to hold the Annual Meeting?

Under the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting. The Company’s Proxy Statement states that abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. For more information on broker non-votes, see “What are “broker non-votes” and what effect do they have on the proposals?” below.

What vote is needed to approve each proposal?

•	Proposal 1 – Election of Directors. According to the Company’s Proxy Statement, vote by a plurality of the shares present in person (including by remote communication, if applicable) or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors (meaning that the three director nominees who receive the highest number of shares voted “FOR” their election by the common stockholders will be elected to the Board). Abstentions will have no effect on Proposal 1. Broker non-votes will not be treated as votes cast (and therefore will have no effect on Proposal 1).

THE ONLY WAY TO SUPPORT ALL OF THE ALTAI GROUP’S NOMINEES IS TO SUBMIT YOUR VOTING INSTRUCTIONS “FOR ALL” THE NOMINEES AND THE COMPANY’S NOMINEE FOR ELECTION AT THE ANNUAL MEETING OTHER THAN THE EXCLUDED COMPANY NOMINEES ON THE GOLD PROXY CARD. PLEASE DO NOT SIGN OR RETURN A WHITE PROXY CARD FROM THE COMPANY, EVEN IF YOU INSTRUCT TO “ABSTAIN” ON THEIR DIRECTOR NOMINEES. DOING SO WILL REVOKE ANY PREVIOUS VOTING INSTRUCTIONS YOU PROVIDED ON THE GOLD PROXY CARD.

•	Proposal 2. The Company’s Proxy Statement states that the approval of Proposal 2 requires the affirmative vote of a majority of all of the votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote and therefore will count as votes against Proposal 2. Broker non-votes will not be counted as votes present and entitled to vote and therefore will not be counted in determining the outcome of Proposal 2.

What are “broker non-votes” and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares with respect to that particular proposal. If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a “routine” matter. Under the rules and interpretations of the New York Stock Exchange, there are no “routine” proposals in a contested proxy solicitation. Because the Altai Group has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting.

Broker non-votes, if any, with respect to the proposals set forth in this Proxy Statement will not count as votes cast, present and entitled to vote and therefore will not be counted in determining the outcome of any of Proposals 1 and 2.

What should I do if I receive a proxy card from the Company?

You may receive proxy solicitation materials from Amber Road, including an opposition proxy statement and white proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We recommend that you disregard any proxy card or solicitation materials that may be sent to you by the Company. Voting “WITHHOLD” for any of the Company’s nominees on its proxy card or voting “ABSTAIN” is not the same as voting for the Nominees because a vote withheld or abstained for any of the Company’s nominees will not count as a vote “FOR” the Altai Group’s Nominees. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions below under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi, toll free at (855) 208-8902 or collect at (212) 297-0720.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	signing, dating and returning the enclosed GOLD proxy card (the latest dated proxy is the only one that counts);
•	delivering a written revocation or a later dated proxy for the Annual Meeting to Altai Capital Management, L.P., c/o Okapi Partners LLC, 1212 Avenue of the Americas, New York, New York 10036, or to the secretary of the Company; or
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. If you attend the Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Annual Meeting WILL NOT be sufficient to revoke your prior given proxy card. You must have written authority from the record owner to vote your shares held in its name at the meeting. Contact Okapi, toll free at (855) 208-8902 or collect at (212) 297-0720 for assistance or if you have any questions.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Altai Capital Management, L.P., c/o Okapi Partners LLC, 1212 Avenue of the Americas, New York, New York 10036, so that we will be aware of all revocations.

Who is making this Proxy Solicitation and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by the Altai Group and the Nominees. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements. The Altai Group will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Altai Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Altai Group will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that certain regular employees of the Altai Group will also participate in the solicitation of proxies in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies.

The Altai Group has retained Okapi to provide solicitation and advisory services in connection with this solicitation. Okapi will be paid a fee not to exceed $[          ] based upon the campaign services provided. In addition, the Altai Group will reimburse Okapi for its reasonable out-of-pocket expenses and will indemnify Okapi against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Okapi will employ up to [     ] persons to solicit the Company’s stockholders as part of this solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation.

The entire expense of soliciting proxies is being borne by the Altai Group. Costs of this proxy solicitation are currently estimated to be approximately $[          ]. We estimate that through the date hereof, the Altai Group’s expenses in connection with the proxy solicitation are approximately $[          ]. If successful, the Altai Group may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, the Altai Group does not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of two of the Nominees, if all are elected, the Company’s nominee Kenneth H. Traub, if elected, and four of the incumbent Company directors, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

Where can I find additional information concerning Amber Road?

Pursuant to Rule 14a-5(c) promulgated under the Exchange Act, we have omitted from this proxy statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in connection with the Annual Meeting. Such disclosure includes information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning the Company’s directors who are not up for election at the Annual Meeting; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the Annual Meeting and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company’s Proxy Statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in the Company’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This proxy statement and all other solicitation materials in connection with this proxy solicitation will be available on the internet, free of charge, at [         ].

CONCLUSION

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.

Thank you for your support,

Altai Capital Management, L.P. Altai Capital Osprey, LLC Rishi Bajaj Marshall A. Heinberg James F. Watson

[          ], 2019

ANNEX I: INFORMATION ON THE PARTICIPANTS

This proxy solicitation is being made by Altai Capital Osprey, LLC (“Altai Osprey”), Altai Capital Management L.P. (“Altai Capital”), and Rishi Bajaj (“Mr. Bajaj”, and together with Altai Osprey and Altai Capital, the “Altai Group”) and the Nominees (collectively, the “Participants”).

As of the close of business on [     ], 2019, the Participants may be deemed to beneficially own, in the aggregate, 2,484,918 shares of Common Stock, representing approximately 8.7% of the Company’s outstanding shares of Common Stock. The percentages contained herein are based upon the 28,407,359 shares of Common Stock stated to be outstanding as of March 18, 2019, by the Company in the Company’s Preliminary Proxy Statement, filed with the SEC on March 25, 2019.

Of the 2,484,918 shares of Common Stock beneficially owned in the aggregate by the Participants: (a) 2,381,761 shares of Common Stock are held by Altai Osprey, including 100 shares of Common Stock held in record name; (b) 2,464,916 shares of Common Stock may be deemed to be beneficially owned by Altai Capital by virtue of it being the investment manager of Altai Osprey and certain managed accounts; (c) 2,464,916 shares of Common Stock may be deemed to be beneficially owned by Mr. Bajaj, a citizen of the United States, by virtue of his control of Altai Capital; and (d) 20,002 shares of Common Stock may be deemed to be beneficially owned by Marshall Heinberg (“Mr. Heinberg”) (who is one of the Nominees).

Each of Altai Osprey, Altai Capital and Mr. Bajaj disclaim beneficial ownership over the shares that may be deemed to be beneficially owned by Mr. Heinberg. Mr. Heinberg disclaims beneficial ownership over the shares that may be deemed to be beneficially owned by any of Altai Osprey, Altai Capital or Mr. Bajaj.

The shares of Common Stock held by Altai Osprey, excluding the 100 shares of Common Stock held in record name, are held in commingled margin accounts, which may extend margin credit to Altai Osprey from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

The principal address of each of Altai Osprey, Altai Capital and Mr. Bajaj is c/o Altai Capital Management, L.P., 4675 MacArthur Court, Suite 590, Newport Beach, CA 92660. The principal address of Mr. Heinberg is 575 Lexington Avenue, 28th Floor, New York, NY 10022.

The principal business of (i) Altai Osprey is to serve as a private investment fund, and (ii) each of Altai Capital and Mr. Bajaj is investment management.

The principal business addresses, along with the principal occupation, of each of the Nominees is disclosed in the section titled “PROPOSAL 1: ELECTION OF DIRECTORS” on page [6].

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, except as set forth in this Proxy Statement (including the Annexes), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years. Neither the Nominees nor any associate of a Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

 Transactions by the Participants with respect to the Company’s securities

The following tables set forth the dates on which securities of the Company were purchased or sold by the Participants during the past two years and the amount they purchased or sold on each such date. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

Altai Capital and Mr. Bajaj, by virtue of his control of Altai Capital

Date	Common Stock Acquired (Disposed)
11/15/2017	150,000
11/16/2017	14,722
2/12/2018	(164,722)
2/13/2018	15,749
2/15/2018	372,834
2/16/2018	549,740
2/20/2018	121,861
2/21/2018	40,989
2/22/2018	11,500
2/23/2018	16,952
2/26/2018	234,559
3/1/2018	144,616
3/2/2018	6,600
3/8/2018	43,323
3/9/2018	10,930
3/12/2018	22,894
4/2/2018	12,237
4/3/2018	13,726
4/4/2018	154,090
4/10/2018	18,255
4/11/2018	3,400
4/12/2018	8,600
4/13/2018	4,950
4/16/2018	4,443
4/19/2018	33,595
4/20/2018	16,757
4/23/2018	421,140
4/25/2018	6,400
6/21/2018	(43,283)
6/22/2018	(185,868)
6/27/2018	(35,849)
7/20/2018	9,027
7/27/2018	4,524
7/30/2018	47,576
7/31/2018	8,262
8/1/2018	12,729
8/2/2018	14,674
8/3/2018	16,418
9/21/2018	239,704
12/27/2018	32,303
12/28/2018	100
1/3/2019	400
3/22/2019	45,444
3/25/2019	8,615

Mr. Heinberg

Date	Common Stock Acquired (Disposed)
7/6/2017	800
7/18/2017	2
8/8/2017	1,500
8/31/2017	100
9/1/2017	50
9/12/2017	1,000
9/22/2017	1,000
10/5/2017	800
10/23/2017	100
10/26/2017	100
10/27/2017	50
11/16/2017	2,500
11/17/2017	100
11/18/2017	1,000
11/27/2017	1,500
11/29/2017	2,400
12/13/2017	2,000
12/22/2017	1,500
7/16/2018	1,000
7/16/18	2,500

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR ALL” of the Nominees by taking three steps:

● SIGNING the enclosed GOLD proxy card,

● DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares are held in the name of a broker, bank, bank nominee or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed GOLD voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD proxy card to be issued representing your shares.

After signing the enclosed GOLD proxy card, DO NOT SIGN OR RETURN AMBER ROAD’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Amber Road, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Amber Road by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided or by voting by telephone or Internet. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to Okapi or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll-Free: (855) 208-8902

Email: info@okapipartners.com

[Form of Gold Proxy Card]

PRELIMINARY COPY SUBJECT TO COMPLETION

AMBER ROAD, INC.

Proxy Card for 2019 Annual Meeting of Stockholders

Scheduled for [     ], 2019 (the “Annual Meeting”):

THIS PROXY SOLICITATION IS BEING MADE BY ALTAI CAPITAL MANAGEMENT L.P. AND CERTAIN OF ITS AFFILIATES (COLLECTIVELY, THE “ALTAI GROUP”) AND THE INDIVIDUALS NAMED IN PROPOSAL 1 (THE “NOMINEES”)

THIS BOARD OF DIRECTORS OF AMBER ROAD, INC. IS NOT SOLICITING THIS PROXY

The undersigned appoints [Rishi Bajaj], [Michael Scarola], [Bruce H. Goldfarb] and [Aneliya S. Crawford] and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Amber Road, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Annual Meeting of stockholders of the Company scheduled to be held at [               ] on [          ], 2019 at [     ] [A.M./P.M.] local time, including at any continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any continuation, adjournment, postponement or substitution thereof that are unknown to the Altai Group a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any continuations, adjournments or postponements thereof).

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR ALL” of the nominees listed in Proposal 1 and the Company’s nominee for election at the Annual Meeting other than the Excluded Company Nominees and “FOR” Proposal 2. None of the matters currently intended to be acted upon pursuant to this proxy are conditioned on the approval of other matters.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

INSTRUCTIONS: FILL IN VOTING BOXES “☒” IN BLACK OR BLUE INK.

We recommend that you vote “FOR ALL” of the Nominees below:

Proposal 1 – Election of the two individuals nominated by the Altai Group to serve as directors and the Company’s nominee for election at the Annual Meeting other than Rudy Howard and Andre G.F. Toet (the “Excluded Company Nominees”).

Nominees:	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Marshall A. Heinberg James F. Watson	❑	❑	❑

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write the name of the nominee(s) from which you wish to withhold in the space provided below.)

We recommend that you vote “FOR” Proposal 2:

	FOR	AGAINST	ABSTAIN
Proposal 2 – Company proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019.	❑	❑	❑

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Signature (Capacity)	Date

Signature (Joint Owner) (Capacity/Title)	Date

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. ALL HOLDERS MUST SIGN. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES